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                                   EXHIBIT 4.3


                               FRESH AMERICA CORP.
                        1996 STOCK OPTION AND AWARD PLAN
                             AS AMENDED AND RESTATED
                             EFFECTIVE MAY 22, 1998

         1. Purpose of the Plan. This Plan shall be known as the Fresh America Corp. 1996 Stock Option and Award Plan as Amended and Restated Effective May 22, 1998. The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide incentives to such personnel to promote the success of the business of Fresh America Corp. and its subsidiaries. This Plan replaces the Fresh America Corp. 1993 Stock Option and Award Plan (the "Prior Plan"), which has been frozen as of the effective date of this Plan. Options, stock appreciation rights, restricted stock, or other stock rights granted under the Prior Plan before the effective date of this Plan shall continue to be governed by the terms of the Prior Plan, except to the extent specifically provided otherwise hereinafter, but no additional options, restricted stock, or other stock rights shall be granted under the Prior Plan after the effective date of this Plan.

         Certain options granted under this Plan are intended to qualify as "incentive stock options" pursuant to Section 422 of the Internal Revenue Code of 1986, as amended from time to time, while certain other options granted under the Plan will constitute nonqualified options.

         2.  Definitions. As used herein, the following definitions shall apply:

             (a) "Board" means the Board of Directors of the Corporation.

             (b) "Common Stock" means the Common Stock, $.01 par value per share, of the Corporation. Except as otherwise provided herein, all Common Stock issued pursuant to the Plan shall have the same rights as all other issued and outstanding shares of Common Stock, including but not limited to voting rights, the right to dividends, if declared and paid, and the right to pro rata distributions of the Corporation's assets in the event of liquidation.

             (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

             (d) "Committee" means the committee described in Section 19 that administers the Plan.

             (e) "Corporation" means Fresh America Corp., a Texas corporation.

             (f) "Date of Grant" means the date on which an Option is granted or Restricted Stock is awarded pursuant to this Plan or, if the Board or the Committee so




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determines, the date specified by the Board or the Committee as the date the award is to be effective.

             (g) "Employee" means any officer or other key employee of the Corporation or one of its Subsidiaries (including any director who is also an officer or key employee of the Corporation or one of its Subsidiaries).

             (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

             (i) "Executive" means an Employee who is, or in the judgment of the Committee may become as of the date of the exercise of an Option, the Chief Executive Officer of the Corporation or any of the other four highest compensated officers of the Corporation.

             (j) "Fair Market Value" means the closing sale price (or average of the quoted closing bid and asked prices if there is no closing sale price reported) of the Common Stock on the trading day immediately prior to the date specified as reported by The Nasdaq Stock Market or by the principal national stock exchange on which the Common Stock is then listed. If there is no reported price information for the Common Stock, the Fair Market Value will be determined by the Board or the Committee, in its sole discretion. In making such determination, the Board or the Committee may, but shall not be obligated to, commission and rely upon an independent appraisal of the Common Stock.

             (k) "Immediate Family" means the children, grandchildren or spouse of any Participant.

             (l) "Non-Employee Director" means an individual who is a "non-employee director" as defined in Rule 16b-3 under the Exchange Act and also an "outside director" within the meaning of Treasury Regulation Section 1.162-27(e)(3).

             (m) "Nonqualified Option" means any Option that is not a Qualified Option.

             (n) "Option" means a stock option granted pursuant to Section 6 of this Plan.

             (o) "Optionee" means any Employee or director who receives an Option.

             (p) "Original Plan" means the Fresh America Corp. 1996 Stock Option and Award Plan, as amended by the First Amendment to the Fresh America Corp. 1996 Stock Option and Award Plan.

             (q) "Participant" means an Employee or director who receives an Option or Restricted Stock pursuant to this Plan.

             (r) "Plan" means the Fresh America Corp. 1996 Stock Option and Award Plan as Amended and Restated Effective May 22, 1998, as amended from time to time.




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             (s) "Qualified Option" means any Option that is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code.

             (t) "Restricted Stock" means Common Stock awarded to an Employee or director pursuant to Section 7 of this Plan.

             (u) "Rule 16b-3" means Rule 16b-3 of the rules and regulations under the Exchange Act, as Rule 16b-3 may be amended from time to time, and any successor provisions to Rule 16b-3 under the Exchange Act.

             (v) "Subsidiary" means any now existing or hereinafter organized or acquired company of which more than fifty percent (50%) of the issued and outstanding voting stock is owned or controlled directly or indirectly by the Corporation or through one or more Subsidiaries of the Corporation.

         3. Term of Plan. The Original Plan was adopted by the Board effective as of July 12, 1996 and was approved by the shareholders of the Corporation on June 19, 1997. The Plan was approved by the Board effective May 22, 1998. To permit the granting of Qualified Options under the Code, and to qualify awards of Options or Restricted Stock hereunder as "performance based" under Section 162(m) of the Code, the Plan will be submitted for approval by the shareholders of the Corporation by the affirmative votes of the majority of the votes cast, for approval no later than the next annual meeting of shareholders. If the Plan is not so approved by the shareholders of the Corporation, then any Options granted in excess of the 150,000 shares authorized under the Original Plan will be Nonqualified Options, regardless of whether the option agreements relating thereto purport to grant Qualified Options, and any such excess Options granted to Executives will be void.

         4. Shares Subject to the Plan. Except as otherwise provided in Section 18 hereof, the aggregate number of shares of Common Stock issuable upon the exercise of Options or upon the grant of Restricted Stock pursuant to this Plan shall be 625,000 shares. Such shares may either be authorized but unissued shares or treasury shares. The Corporation shall, during the term of this Plan, reserve and keep available a number of shares of Common Stock sufficient to satisfy the requirements of the Plan. If an Option should expire or become unexercisable for any reason without having been exercised in full, or Restricted Stock should fail to vest and be forfeited in whole or in part for any reason, then the shares that were subject thereto shall, unless the Plan has terminated, be available for the grant of additional Options or Restricted Stock under this Plan, subject to the limitations set forth above.

         5. Eligibility. Qualified Options may be granted under Section 6 of the Plan to such Employees of the Corporation or its Subsidiaries as may be determined by the Board or the Committee. Nonqualified Options may be granted under Section 6 of the Plan to such Employees and directors of the Corporation or its Subsidiaries as may be determined by the Board or the Committee. Restricted Stock may be granted under Section 7 of the Plan to such Employees and directors of the Corporation or its Subsidiaries as may be determined by the Board or the Committee. Subject to the limitations and qualifications set forth in this Plan, the Board or the





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Committee shall also determine the number of Options or shares of Restricted
Stock to be granted, the number of shares subject to each Option or Restricted Stock grant, the exercise price or prices of each Option, the vesting and exercise period of each Option and the vesting and/or forfeiture provisions relating to Restricted Stock, whether an Option may be exercised as to less than all of the Common Stock subject thereto, and such other terms and conditions of each Option or grant of Restricted Stock, if any, as are consistent with the provisions of this Plan. In connection with the granting of Qualified Options, the aggregate Fair Market Value (determined at the Date of Grant of a Qualified Option) of the shares with respect to which Qualified Options are exercisable for the first time by an Optionee during any calendar year (under all such plans of the Optionee's employer corporation and its parent and subsidiary corporations as defined in Section 424(e) and (f) of the Code, or a corporation or a parent or subsidiary corporation of such corporation issuing or assuming an Option in a transaction to which Section 424(a) of the Code applies (collectively, such corporations described in this sentence are hereinafter referred to as "Related Corporations")) shall not exceed $100,000 or such other amount as from time to time provided in Section 422(d) of the Code or any successor provision. In the event that the Participant's total Qualified Options exceed the $100,000 limit in any calendar year (whether due to acceleration of exercisability, miscalculation, error or otherwise) the amount of Qualified Options that exceed such limit shall be treated as Nonqualified Options. The Qualified Options granted earliest (whether under this Plan or any other agreement or plan) shall be applied first to the $100,000 limit. In the event that only a portion of the Qualified Options granted at the same time can be applied to the $100,000 limit, the Corporation shall issue separate share certificates for such number of shares as does not exceed the $100,000 limit, and shall designate such shares as Qualified Option stock in its share transfer records.

         6. Grant of Options. Except as provided in Section 19(c), the Board or the Committee shall determine the number of shares of Common Stock to be offered from time to time pursuant to Options granted hereunder and shall grant Options under the Plan. Notwithstanding the foregoing, the Committee shall have the exclusive authority to grant Options to Executives. The grant of Options shall be evidenced by Option agreements containing such terms and provisions as are approved by the Board or the Committee and executed on behalf of the Corporation by an appropriate officer. In connection with the granting of any Options under the Plan, the aggregate number of shares of Common Stock with respect to which Options may be granted to any single Executive in any one year shall not exceed 625,000. Solely for this purpose, Options that lapse or are canceled continue to count against such limit.

                  Unless the Board or the Committee determines otherwise with respect to a particular year, each Non-Employee Director will automatically be granted a Nonqualified Option to purchase 5,000 shares of Common Stock (subject to adjustment pursuant to Section 18 hereof), at an exercise price equal to the Fair Market Value of the Common Stock on the Date of Grant, on August 8 of each year.

         7. Restricted Stock. Except as provided in Section 19(d), the Board or the Committee shall determine the number of shares of Common Stock to be granted as Restricted Stock from time to time under the Plan. The grant of Restricted Stock shall be evidenced by





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Restricted Stock agreements containing such terms and provisions as are approved by the Board or the Committee and executed on behalf of the Corporation by an appropriate officer.

         8. Time of Grant of Options. The date of grant of an Option or Restricted Stock under the Plan shall be the date on which the Board or the Committee awards the Option or Restricted Stock or, if the Board or the Committee so determines, the date specified by the Board or the Committee as the date the award is to be effective. Notice of the grant shall be given to each Participant to whom an Option or Restricted Stock is granted promptly after the date of such grant.

         9. Price. The exercise price for each share of Common Stock subject to an Option (the "Exercise Price") granted pursuant to Section 6 of the Plan shall be determined by the Board or the Committee at the Date of Grant; provided, however, that (a) the Exercise Price for any Option shall not be less than 100% of the Fair Market Value of the Common Stock at the Date of Grant, and (b) if the Optionee owns on the Date of Grant more than 10 percent of the total combined voting power of all classes of stock of the Corporation or its parent or any of its subsidiaries, as more fully described in Section 422(b)(6) of the Code or any successor provision (such shareholder is referred to herein as a "10-Percent Shareholder"), the Exercise Price for any Qualified Option granted to such Optionee shall not be less than 110% of the Fair Market Value of the Common Stock at the Date of Grant. The Board or the Committee in its discretion may award shares of Restricted Stock under Section 7 of the Plan to Participants without requiring the payment of cash consideration for such shares.

         10. Vesting. Subject to Section 12 of this Plan, each Option and Restricted Stock award under the Plan shall vest or be subject to forfeiture in accordance with the provisions set forth in the applicable Option agreement or Restricted Stock agreement. The Board or the Committee may, but shall not be required to, permit acceleration of vesting or termination of forfeiture provisions upon any sale of the Corporation or similar transaction. A Participant's Option or Restricted Stock agreement may contain such additional provisions with respect to vesting as the Board or the Committee may specify.

         11. Exercise. A Participant may pay the Exercise Price of the shares of Common Stock as to which an Option is being exercised by the delivery of cash, check or, at the Corporation's option, by the delivery of shares of Common Stock having a Fair Market Value on the date immediately preceding the exercise date equal to the Exercise Price. If Participant-owned Common Stock is used to pay the purchase price, the Common Stock used must have been held by the Participant for at least six months prior to the date of exercise. Payments made in Common Stock shall be made by tendering to the Company shares owned by the Participant having an aggregate Fair Market Value on the date immediately preceding the exercise date that is not greater than the aggregate Exercise Price for the shares as to which the Option is being exercised and by paying any remaining amount of such exercise price by check. The Board or the Committee may, in its discretion, authorize a constructive exchange of existing shares, as follows: the Participant may exercise the option by delivering a notarized statement that the Participant has owned for at least six months the number of shares of Common Stock to be used for payment of the exercise of the Option (and delivering cash, to the extent the value of such shares is less than




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the aggregate Exercise Price), and thereupon, a new certificate shall be issued to the Participant for the number of shares being acquired pursuant to the exercise of the Option, less the number of shares being constructively tendered as set forth in the Participant's notarized statement.

         If the shares to be purchased are covered by an effective registration statement under the Securities Act of 1933, as amended, any Option granted under the Plan may be exercised by a broker-dealer acting on behalf of an Optionee if
(a) the broker-dealer has received from the Optionee or the Corporation a fully- and duly-endorsed agreement evidencing such Option, together with instructions signed by the Optionee requesting the Corporation to deliver the shares of Common Stock subject to such Option to the broker-dealer on behalf of the Optionee and specifying the account into which such shares should be deposited,
(b) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise, and (c) the broker-dealer and the Optionee have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220, or any successor provision.

         12. When Qualified Options May be Exercised. No Qualified Option shall be exercisable at any time after the expiration of ten (10) years from the Date of Grant; provided, however, that if the Optionee with respect to a Qualified Option is a 10-Percent Shareholder on the Date of Grant of such Qualified Option, then such Option shall not be exercisable after the expiration of five
(5) years from its Date of Grant. In addition, if an Optionee of a Qualified Option ceases to be an employee of the Corporation or any Related Corporation for any reason, such Optionee's vested Qualified Options shall not be exercisable after (a) three months following the date such Optionee ceases to be an employee of the Corporation or any Related Corporation, if such cessation of service is not due to the death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code) of the Optionee, or (b) twelve months following the date such Optionee ceases to be an employee of the Corporation or any Related Corporation, if such cessation of service is due to the death or permanent and total disability (as defined above) of the Optionee. Upon the death of an Optionee, any vested Qualified Option exercisable on the date of death may be exercised by the Optionee's estate or by a person who acquires the right to exercise such Qualified Option by bequest or inheritance or by reason of the death of the Optionee, provided that such exercise occurs within both the remaining option term of the Qualified Option and twelve months after the date of the Optionee's death. This Section 12 only provides the outer limits of allowable exercise dates with respect to Qualified Options; the Board or the Committee may determine that the exercise period for a Qualified Option shall have a shorter duration than as specified above.

         13. Option Financing. Upon the exercise of any Option granted under the Plan, the Corporation may, but shall not be required to, make financing available to the Participant for the purchase of shares of Common Stock pursuant to such Option on such terms as the Board or the Committee may specify.

         14. Withholding of Taxes. The Board or the Committee shall make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Corporation is required by any law or regulation of any governmental authority to withhold in connection with any Option or Restricted Stock including, but not limited to, withholding the





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issuance of all or any portion of the shares of Common Stock subject to such
Option or Restricted Stock until the Participant reimburses the Corporation for the amount it is required to withhold with respect to such taxes, canceling any portion of such issuance in an amount sufficient to reimburse the Corporation for the amount it is required to withhold or taking any other action reasonably required to satisfy the Corporation's withholding obligation.

         15. Conditions Upon Issuance of Shares. The Corporation shall not be obligated to sell or issue any shares upon the exercise of any Option granted under the Plan or to deliver Restricted Stock unless the issuance and delivery of shares complies with all provisions of applicable federal and state securities laws and the requirements of The Nasdaq Stock Market or any other stock exchange upon which shares of the Common Stock may then be listed.

             As a condition to the exercise of an Option or the grant of Restricted Stock, the Corporation may require the person exercising the Option or receiving the grant of Restricted Stock to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of applicable federal and state securities laws.

             The Corporation shall not be liable for refusing to sell or issue any shares covered by any Option or for refusing to issue Restricted Stock if the Corporation cannot obtain authority from the appropriate regulatory bodies deemed by the Corporation to be necessary to sell or issue such shares in compliance with all applicable federal and state securities laws and the requirements of The Nasdaq Stock market or any other stock exchange upon which shares of the Common Stock may then be listed. In addition, the Corporation shall have no obligation to any Participant, express or implied, to list, register or otherwise qualify the shares of Common Stock covered by any Option or Restricted Stock.

             No Participant will be, or will be deemed to be, a holder of any Common Stock subject to an Option unless and until such Participant has exercised his or her Option and paid the purchase price for the subject shares of Common Stock.

         16. Restrictions on Shares; Transferability of Options. Shares of Common Stock issued pursuant to the Plan may be subject to restrictions on transfer under applicable federal and state securities laws. Each Qualified Option under this Plan shall be transferable only by will or the laws of descent and distribution and shall be exercisable during the Participant's lifetime only by such Participant. Each nonqualified Option under this Plan shall be transferable only by will, the laws of descent and distribution or pursuant to a domestic relations order issued by a court of competent jurisdiction. Notwithstanding the foregoing, the Board or the Committee may, in its discretion and as evidenced in the related nonqualified Option agreement, grant a nonqualified Option to a Participant on terms that permit the Participant to transfer such nonqualified Option to members of his or her Immediate Family members, or to one or more partnerships or trusts where such Immediate Family members are the only partners or beneficiaries (i) the related nonqualified Option agreement also expressly provides that the Option may be transferred only with the express written consent of the Board or the Committee, and (ii) the Participant does not receive any consideration in any form whatsoever for the transfer. Any nonqualified Option so transferred shall continue to be subject to the same terms and conditions in the hands of the





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transferee as were applicable to said nonqualified Option immediately prior to the transfer thereof. The Board may impose such additional restrictions on the ownership and transfer of shares of Common Stock issued pursuant to the Plan as it deems desirable; any such restrictions shall be set forth in any Option agreement entered into hereunder.

         17. Modification of Options.

             (a) The Board or the Committee may from time to time and at any time alter, amend, suspend, discontinue or terminate this Plan; provided, however, that no such action of the Board or Committee may, without the approval of the shareholders of the Corporation, alter the provisions of the Plan so as to (i) increase the maximum number of shares of Common Stock that may be subject to this Plan (except as provided in Section 4 or Section 18 of this Plan), (ii) change the class of employees eligible to participate in this Plan, or (iii) change the annual limit on the number of Options granted to an Executive in
Section 6 above.

             (b) Except as provided in Section 19(c) of this Plan, at any time and from time to time, the Board or the Committee may execute an instrument providing for modification, extension or renewal of any outstanding Option, provided that no such modification, extension or renewal shall impair the Option without the consent of the holder of the Option. Notwithstanding the foregoing, in the event of such a modification, substitution, extension or renewal of a Qualified Option, the Board or the Committee may increase the exercise price of such Option if necessary to retain the qualified status of such Option.

         18. Effect of Change in Stock Subject to the Plan. In the event that each of the outstanding shares of Common Stock (other than shares held by dissenting shareholders) shall be changed into or exchanged for a different number or kind of shares of stock of the Corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise), or in the event a stock split or stock dividend occurs, then there shall be substituted for each share of Common Stock then subject to Options or Restricted Stock awards or available for Options or Restricted Stock awards the number and kind of shares of stock into which each outstanding share of Common Stock (other than shares held by dissenting shareholders) shall be so changed or exchanged, or the number of shares of Common Stock as is equitably required in the event of a stock split or stock dividend, together with an appropriate adjustment of the Exercise Price. The Board may, but shall not be required to, provide additional anti-dilution protection to a Participant under the terms of the Participant's Option or Restricted Stock agreement.

         19. Administration.

             (a) The Plan shall be administered by the Board or by a committee comprised solely of two or more Non-Employee Directors appointed by the Board (the "Committee"). Options and Restricted Stock may be granted under Sections 6 and 7, respectively, only (i) by the Board as a whole, or (ii) by majority agreement of the members of the Committee; provided, however, that the Committee shall have exclusive authority over grants of Options and Restricted Stock awards to the Executives of the Company. Option agreements and Restricted Stock




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agreements, in the forms as approved by the Board or the Committee, and containing such terms and conditions consistent with the provisions of this Plan as are determined by the Board or the Committee, may be executed on behalf of the Corporation by the Chairman of the Board, the President or any Vice President of the Corporation. The Board or the Committee shall have complete authority to construe, interpret and administer the provisions of this Plan and the provisions of the Option agreements and Restricted Stock agreements granted hereunder; to prescribe, amend and rescind rules and regulations pertaining to this Plan; to suspend, discontinue or terminate this Plan; and to make all other determinations necessary or deemed advisable in the administration of the Plan. The determinations, interpretations and constructions made by the Board or the Committee shall be final and conclusive. No member of the Board or the Committee shall be liable for any action taken, or failed to be taken, made in good faith relating to the Plan or any award thereunder, and the members of the Board or the Committee shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the fullest extent permitted by law.

             (b) Members of the Committee shall be specified by the Board, and shall consist solely of Non-Employee Directors. Non-Employee Directors may not possess an interest in any transaction for which disclosure is required under
Section 404(a) of Regulation S-K under the Exchange Act or be engaged in a business relationship that must be disclosed under Section 404(a) and must qualify as "outside directors" as defined in Section 162(m) of the Code and regulations thereunder.

             (c) Although the Board or the Committee may suspend, discontinue or terminate the Plan at any time, all Qualified Options must be granted within ten
(10) years from the effective date of the Plan or the date the Plan is approved by the shareholders of the Corporation, whichever is earlier.

         20. Continued Employment Not Presumed. Nothing in this Plan or any document describing it nor the grant of any Option or Restricted Stock shall give any Participant the right to continue in the employment of the Corporation or affect the right of the Corporation to terminate the employment of any such person with or without cause.

         21. Liability of the Corporation. Neither the Corporation, its directors, officers or employees or the Committee, nor any Subsidiary which is in existence or hereafter comes into existence, shall be liable to any Participant or other person if it is determined for any reason by the Internal Revenue Service or any court having jurisdiction that any Qualified Option granted hereunder does not qualify for tax treatment as an incentive stock option under Section 422 of the Code.

         22. GOVERNING LAW. THE PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF STATE OF TEXAS AND THE UNITED STATES, AS APPLICABLE, WITHOUT REFERENCE TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

         23. Severability of Provisions. If any provision of this Plan is determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the remaining





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provisions of the Plan, but such invalid, illegal or unenforceable provision shall be fully severable, and the Plan shall be construed and enforced as if such provision had never been inserted herein.















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